Exhibit 99.1

Zion Oil & Gas in Unique Position to Help Supply Israel’s Energy Security Needs

Dallas, TX and Caesarea, Israel
January 30, 2017

Excited by new report cited by Israel’s Energy Ministry, Zion announces a One-Time Only 60-day extension of its Simplified Unit Program.

Zion’s vision is to help ensure Israel’s political and economic independence by finding and producing oil or natural gas onshore in Israel. “Our excitement continues to build regarding our upcoming deep (~15,000 foot) well! We are currently completing construction of our drill site in northeast Israel and will be moving the rig to the site in a few weeks in anticipation of spudding the well this spring,” said Victor G. Carrillo, Zion’s CEO.

Buoying our optimism further is an independent study by the international consulting company Beicip-Franlab, as recently reported by Israel’s Energy Ministry, finding that up to 6.6 billion barrels of oil remain to be found in the offshore portion of Israel’s Levant Basin. Zion’s license lies in the onshore portion of the Levant Basin.

Independent study analysis by Beicip-Franlab prepared for Israel’s Energy Ministry.

Zion launched a simplified new stock unit option program which helped the company fund the site construction and move toward drilling operations. Dustin Guinn, Zion’s President and COO, stated, “This effort has been successful with those wanting to invest and the response to this investment opportunity has been very well received. As a result of the response, we have decided to extend the Unit Offering to be sure and include all those who want to take advantage of this opportunity. It is important to note that this will be a one-time only extension as noted in Zion’s recent 8K filing.”

Effective today, Zion will extend the purchase deadline 60 days to March 31, 2017, for those wanting to participate in this limited opportunity. All other aspects will remain the same: $10 per Unit will purchase 7 shares of stock and 7 warrants. The warrants will be exercisable for $1 for one share of stock for three years from May 1, 2017 to May 1, 2020. Zion provides an easy step-by-step online process for investors to purchase these units without any brokerage fees. Full information on this program can be obtained from Zion Oil & Gas at zionoil.com.

The Company’s Megiddo-Jezreel License grants Zion Oil & Gas the exclusive right to explore in an area of approximately 99,000 acres that appears to possess the key geologic ingredients of an active petroleum system with significant exploration potential.

Contact Info:

Zion Oil & Gas, Inc.

12655 North Central Expressway, Suite 1000

Dallas, TX 75243

Andrew Summey

Telephone: 888-891-9466

Email: andrew.summey@zionoil.com

www.zionoil.com